Exhibit 99.3

BIO-TECHNE ANNOUNCES APPPOINTMENT OF JULIE L. BUSHMAN TO ITS BOARD OF DIRECTORS

MINNEAPOLIS, August 3, 2020 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ:TECH) today announced the appointment of Julie L. Bushman to serve as an independent director on the company's board of directors, effective July 31, 2020. Following the appointment, the board of Bio-Techne will be comprised of ten directors, nine of whom are independent.

Bushman, 59, is the former Executive Vice President of International Operations for 3M. She previously served in various executive positions at 3M, including as Senior Vice President of Business Transformation and Information Technology; Executive Vice President of Safety, Security and Protection Services; Executive Vice President of Safety and Graphics; Division Vice President of the Occupational Health and Environmental Safety Division; and Chief Information Officer. Bushman joined 3M in 1983.

Bushman currently serves as a director of Adient plc, an automotive seating company and Phillips 66, an energy manufacturing and logistics company, and the Regions Hospital Foundation. She previously served as a director of Johnson Controls from 2012 through 2016.

“We are pleased to welcome Julie to our board,” said Bob Baumgartner, Chair of the Board of Bio-Techne. “She brings tremendous global experience from managing 3M’s international operations, as well as other global business roles while at 3M. She also has extensive digital, software and CIO experience, which will bring important expertise as Bio-Techne continues to expand globally and integrate systems to increase operational efficiencies.”

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About Bio-Techne Corporation (NASDAQ:TECH)

Contact: David Clair, Senior Director, Investor Relations & Corporate Development

david.clair@bio-techne.com

612-656-4416